Allied Research Corporation

May 27, 1999

                           SUPPORT YOUR CURRENT BOARD!
                        VOTE THE WHITE PROXY CARD TODAY!

Dear Fellow Shareholders:

Let me begin by thanking the many institutional and individual shareholders that have expressed their support for your current Board of Directors and management team during this blatant attempt by Zilkha Capital Partners L.P. to take control of your company. Do not let Zilkha's misstatements, contradictions, lack of understanding of Allied's businesses or "we can do it better" rhetoric divert you from their real objective. We believe Zilkha's motives are clear - they are self serving and detrimental to other shareholders. This proxy fight is an attempt by Zilkha to take control of your company without offering any benefit to all shareholders.

                                DO NOT BE MISLED!

ZILKHA HAS ATTEMPTED TO DISTORT THE EXCELLENT OPERATING RESULTS ACHIEVED BY OUR MANAGEMENT DURING THE PAST FIVE YEARS. ALLIED HAS AN IMPRESSIVE RECORD OF OPERATING RESULTS.

o During the period from 1994 to 1998, revenue has increased at an annual compounded rate of 20%, from $69.8 million to $143.5 million, and net earnings have improved from a loss of $10.9 million to a profit of $9.1 million.

o In 1998, Allied's return on assets of 11% and return on equity of 21% exceeded the median performance of the companies in the S&P Small Cap Aerospace/Defense Index which achieved a 10% return on assets and 13% return on equity.

ALLIED IS IMPLEMENTING A DIVERSIFICATION STRATEGY THAT HAS POSITIONED THE COMPANY FOR PROFITABLE FUTURE GROWTH.

o Mecar, our principal operating subsidiary, has teamed with major defense contractors on new weapons systems that we expect will provide steady, long-term revenues and profits. Furthermore, the company's BRI subsidiary has successfully diversified its revenue base into foreign markets.

o Beginning in 1998, Allied engaged investment bankers to pursue acquisition opportunities for its electronic security business in Europe and the United States. The success of Allied's VSK Group, which accounted for 35% of the company's 1998 pre-tax profit, supports management's decision to expand its electronic security business. Allied will continue to be patient and prudent acquirers.

I am asking you to support your current Board of Directors and allow existing management to continue to pursue the strategic plan we have adopted, which is already showing positive results.

ZILKHA HAS POORLY MANAGED THEIR EXISTING COLT'S MANUFACTURING CO. BUSINESS AND ADMITS THEY HAVE NO SPECIFIC PLAN TO MANAGE ALLIED.

o Under Zilkha management, Colt's Manufacturing Co. provoked a customer boycott of Colt's products resulting in an apparent decline in revenues, as reported by The Wall Street Journal.

o With their statement, "...until we replace the Board and are able to analyze the company from the inside, it is impossible to develop...specific plans", Zilkha continues to demonstrate little current understanding of Allied's business, and has therefore, offered no clear, specific, or credible plan for the management of Allied's business.

IF ZILKHA TAKES CONTROL OF THE BOARD, THEY WILL BE ABLE TO DISMANTLE ALLIED'S ANTI-TAKEOVER DEFENSES AND DEPRIVE YOU OF A FAIR PRICE FOR YOUR COMPANY.

o A Zilkha-nominated Board of Directors could approve an acquisition of Allied at an inadequate price and impose impediments to any other bidder interested in acquiring the company at a higher price.

o Your Board of Directors has the power to reject any inadequate bids to acquire Allied and to negotiate the highest and best bid for the company if and when a sale/merger is appropriate.

ZILKHA HAS BEEN REJECTED BY A BELGIAN GOVERNMENT IN HIS ATTEMPT TO ACQUIRE ANOTHER BELGIAN DEFENSE CONTRACTOR.

o Under Zilkha's ownership, Colt's recent attempt to acquire one of the world's main suppliers of small arms was rejected by a regional Belgian government. Rather than let Zilkha take control, the government bought the company itself.

o In contrast, Allied currently enjoys a very favorable relationship with the Belgian government that is essential to Mecar's continued success.

ANY DISTURBANCE OF ALLIED'S RELATIONSHIPS WITH ITS FOREIGN CUSTOMERS WOULD HAVE A MATERIAL ADVERSE EFFECT ON ALLIED'S BUSINESS.

o Allied's management team has spent years developing and building personal relationships with customers, many of which are foreign companies and governmental organizations located principally in the Middle East, Europe and Southeast Asia.

o Your management team is extremely concerned that these relationships would suffer if the Board is replaced by the Zilkha nominees.

IF ZILKHA REDEPLOYS ALLIED'S CASH AS THEY SUGGEST IN THEIR PROXY MATERIALS, IT COULD ADVERSELY IMPACT ALLIED'S CORE BUSINESS. ZILKHA SIMPLY DOES NOT UNDERSTAND OUR BUSINESS.

o The large and profitable orders at Mecar and BRI in recent years have required cash deposits to assure our customers, suppliers and banks that they could perform as contractually required. Our cash serves as part of the collateral necessary for our banks to assure our suppliers and customers of timely payment and delivery.

o We are expecting orders to increase as a result of the recent increase in oil prices. We believe our existing cash and credit facilities are at the appropriate levels to finance the growth of our core business as well as support our acquisition program in the electronic security field.

LET'S SUMMARIZE ZILKHA'S TRACK RECORD.

o Zilkha's poor management of Colt's has resulted in an apparent decline in revenues.

o Zilkha's lack of understanding of Allied has rendered them unable to offer a clear, specific, or credible plan for the management of Allied's business.

o Zilkha's rejection by a Belgian government as an acquiror of a Belgian defense company may make them unwelcome owners of Belgian-based Mecar.

o Zilkha's self serving, unnecessary and highly dilutive convertible note financing proposal was determined by your Board to be detrimental to the interests of shareholders.

                    WOULD THE ELECTION OF THE ZILKHA NOMINEES
            REALLY BE IN THE BEST INTEREST OF ALLIED'S SHAREHOLDERS?

When you look at the issues, the choice is clear. Support your current Board by marking, signing and returning the WHITE PROXY CARD in the enclosed postage paid envelope. Time is running short. It is very important that you vote today, regardless of the number of shares you own.

Thank you for your continued support.


On behalf of your Board of Directors,

/s/ J. R. Sculley

J. R. Sculley,
Chairman and
Chief Executive Officer




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                                    IMPORTANT

Regardless of the number of shares of Allied Research you own, your vote is important. Please vote FOR the Board's nominees by signing, dating and mailing the enclosed WHITE PROXY CARD.

Do not vote the opposition gold proxy card, even to oppose their nominees. If you have done so by mistake already you may change your vote by signing and returning the enclosed WHITE PROXY CARD. Only your latest dated, properly executed card will count.

If you own your shares in the name of a brokerage firm, your shares will not be voted unless you give your broker specific instructions. So please sign, date and return the enclosed WHITE PROXY CARD in the postage-paid envelope that has been provided.

If you have any questions as to how to vote your shares, please call our proxy solicitor:

                     Corporate Investor Communications, Inc.
                            Toll free: (877) 460-4348

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                MAKE THE RIGHT CHOICE - VOTE THE WHITE PROXY CARD